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March 6, 1996



Mr. Victor Zaccaglin
Chairman of the Board and C.E.O.
Calprop Corporation
5456 McConnell Avenue, Suite 245
Los Angeles, CA  90066


Dear Mr. Zaccaglin,


     This letter (the "Engagement Letter") will confirm that Calprop Corporation (the "Company") has engaged (the "Engagement") Gateway Advisors, Inc. and Robert
M. Wallace (the "Advisor") to provide certain consulting services related to the development and implementation of a strategic growth plan designed to enhance shareholder value. In the implementation of the plan it is anticipated that the Advisor will assist the Company in connection with potential transactions (the "Transactions") including (i) the acquisition of businesses, assets or companies (the "Acquisition(s)"), and (ii) in accessing the optimum types and sources of capital for the Company or its shareholders (the "Offering(s)"). The Transactions may take one of many forms, therefore, this Engagement should be interpreted to include any (i) transaction between the Company and a private or public company, and (ii) an Offering by the Company, including debt or equity, in whatever from. The agreement between the company and the Advisor is pursuant to the following terms and conditions:


1.   SCOPE OF SERVICES:
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     ACQUISITION(S):  The Advisor will (i) assist the Company in identifying strategic merger or acquisition candidates, (ii) assist the Company in evaluating the operational, and financial aspects of the Transactions,
     (iii) assist the Company in structuring, negotiating and consummating the Acquisition(s), and (iv) assist the company in developing a plan to successfully integrate the Acquisition(s).

     OFFERING(S): The Advisor will (i) assist in the selection of capital markets and securities to be used in the Offering(s), (ii) contact and negotiate with potential underwriters, investors or co-agents, (iii) generally assist the Company in raising capital including document preparation, and (iv) guide the Company in establishing ongoing relationships with the financial community in order to benefit the Company after the Offering(s).

     FINANCIAL ENGINEERING: The Advisor will assist the Company develop a strategic plan designed to maximize shareholder value in the capital markets, as well as other financial strategies.


2.   CONFIDENTIALITY:  The Company will provide information to the Advisor
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     regarding its business which will be deemed by the Advisor to be accurate at the time furnished, to the best knowledge of the company. The Advisor agrees to maintain all nonpublic information about the Company that is furnished by the Company as confidential and nonpublic as appropriate in order to assist the Company as described above or unless disclosure is required by law or requested by any government or regulatory agency.

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3.   TERM:  The Advisor shall assist the Company for a period of 36 months from
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     the date of the Engagement Letter, unless extended by mutual consent of the parities (the "Term").


4.   COMPENSATION:
     ------------

     RETAINER: If the Company pursues the strategic plan presented by the Advisor, then the Company agrees to pay the Advisor a retainer fee in the amount of $2,850 at the beginning of each month during the term of the Engagement as well as to issue to the Advisor warrants to purchase 150,000 shares of common stock of the Company as the exercise price of $1.00 per share with a term of 5 years. 50,000 of said warrants shall vest at the beginning of each and every year of the term of this Engagement.


     SUCCESS FEE: If the Company pursues the strategic plan presented by the Advisor, then:

          (a). in the event that the common stock of the Company has appreciated by 300% (to $2.75 per share) during the term of this Engagement, the Company agrees to issue to the Advisor an additional 150,000 warrants, having the same exercise price and term as those described above.

          (b) in the event that the common stock of the Company has appreciated by 500% (to $4.13 per share) during the term of this Engagement, the Company agrees to issue to the Advisor an additional 250,000 warrants, having the same exercise price and term as those described above.

All warrants issued by the Company to the Advisor pursuant to this Engagement Letter shall have the customary registration rights, including piggyback and demand, and shall include the right to exercise by receiving shares in lieu of the appreciated value.

OFFERING(S): If the Advisor is requested to raise funds, fees for such services would be as follows. As consideration for assisting the Company in completing an Offering(s), debt or equity, the Company agrees to pay the Advisor a fee in cash as specified below upon successful completion of the Offering: This fee is due and payable within three (3) business days of receipt by the Company of the funds raised in such Offering,


a) 5/8% of the gross proceeds of any funds raised by the company in the form of senior debt (no equity component);

b) 2 1/2% of the gross proceeds of an funds raised in the form of mezzanine debt or private equity by the Company or its shareholders from investors introduced by the Advisor.

     EXPENSES: - The Company agrees to reimburse the Advisor, promptly upon invoicing, for out-of-pocket expenses incurred in connection with this Engagement. To be reimbursable, out-of-pocket expenses in excess of $12,000, in the aggregate, are subject to the prior written approval by the Company.

5.   INDEMNIFICATION:  The Company agrees to indemnify the Advisor from and
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     against all expenses, losses, claims, damages and liabilities to which the
     Advisor may become

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subject under any applicable federal or state law, or otherwise, related to or arising out of the Engagement of the Advisor pursuant to, and the performance by the Advisor of the services contemplated by, this Engagement Letter. The Company will not be liable to the extent that any expense, loss, claim, damage, liability or expenses is found by a court to have resulted from the Advisor's bad faith or gross negligence.

If any action or proceeding shall be brought or asserted against the Advisor in respect of which indemnity may be sought from the Company, the Advisor shall promptly notify the company in writing, and the company shall assume the payment of related expenses and may, in tits discretion, assume the defense therefore, including the employment of counsel reasonably satisfactory to the Advisor.

6.   ENTIRE AGREEMENT:  This Engagement Letter reflects the entire understanding
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     of the parties with respect to this Engagement.  This agreement has been made solely for the benefit of the Company and the Advisor and no other person shall acquire or have any rights under, or by virtue of, this agreement.

7.   TOMBSTONE:  Should a Transaction be consummated, the Advisor, at its own
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     expense shall maintain the right to place an announcement, commonly known as a tombstone, to the effect that the Advisor acted as agent on behalf of the company on said transaction.

8.   GOVERNING LAW:  This Engagement shall be governed by the laws of the state
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     of California.

9.   COUNTERPARTS:    This Engagement Letter may be executed in any number of
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     counterparts, each of which shall be deemed to be an original including those sent by facsimile.

     If the foregoing correctly sets forth the agreement, please indicate by signing below in the signature block.



                                           Sincerely,
                                           GATEWAY ADVISORS, INC.


                                           /s/ Robert M. Wallace
                                           ---------------------------------
                                           Robert M. Wallace, President
                                           March 14, 1996


Accepted by:
CALPROP CORPORATION

/s/ Victor Zaccaglin
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Victor Zaccaglin, Chairman
March 14, 1996



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